UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2016

Interpace Diagnostics Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center 1, Building A

300 Interpace Parkway

Parsippany, NJ 07054

(Address, including zip code, of Principal Executive Offices)

(862) 207-7800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 6, 2016, Interpace Diagnostics Group, Inc. (the “Company”) received written notice from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that it is eligible for an additional 180 calendar day period, or until January 3, 2017, to regain compliance with the minimum $1.00 per share bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. The Staff’s determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market with the exception of the minimum bid price requirement, and the Company’s written notice to Nasdaq of its intention to regain compliance by effecting a reverse stock split, if necessary. The Company may achieve compliance during this additional 180-day period if the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of 10 consecutive business days before January 3, 2017.

If the Company chooses to implement a reverse stock split in order to regain compliance with the minimum bid price requirement, the Company must complete the split no later than 10 business days prior to January 3, 2017 in order to timely regain compliance. If the Company does not regain compliance by January 3, 2017, the Staff indicated that it will provide written notification to the Company that its common stock will be delisted. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq Hearings Panel (“Panel”). The Company's common stock would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal any delisting determination by the Staff to the Panel, that such appeal would be successful.

Previously, on January 7, 2016, Nasdaq notified the Company that it did not meet the minimum bid price requirement for continued listing on The Nasdaq Capital Market, and the Company was given until July 5, 2016 to regain compliance.

signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Interpace Diagnostics Group, Inc.

Date: July 11, 2016	By:	/s/ Jack E. Stover
Jack E. Stover
President and Chief Executive Officer